Exhibit 99.1

Watsco Reports Record Third-Quarter Results

MIAMI, FLORIDA, October 22, 2003 – Watsco, Inc. (NYSE:WSO) announced today record performance for the third quarter and for the nine-month period ended September 30, 2003.

Third-quarter diluted earnings per share advanced 13% to a record 51 cents compared to 45 cents last year. Net income increased 12% to a record $13.2 million versus $11.8 million a year ago. Operating profit improved 10% to a record $22.3 million for the quarter, with operating margins expanding 20 basis-points to 6.4%. Gross profit was $85.8 million with gross selling margins rising 10 basis-points to 24.6%. Interest expense declined 25% or $.4 million from a 21% reduction in average daily borrowings.

Sales during the third quarter increased 7% to $348.6 million, including a 5% same-store sales increase in residential and light-commercial products and a 25% decline in same-store sales to the manufactured housing market. Sales results also include a contribution of $15.8 million from 52 locations that were acquired during the first half of 2003.

Nine-month diluted earnings per share rose 16% to a record $1.18 compared to $1.02 in 2002. Net income increased 11% to a record $30.5 million versus $27.4 million during the same period last year. Operating profit grew 9% to a record $52.7 million, with operating margins expanding 30 basis-points to 5.6%. Gross profit was $234.0 million, with gross selling margins improving 20 basis-points to 24.7%. Interest expense decreased 21% or $1.1 million from an 18% reduction in average daily borrowings.

Sales for the nine months increased 4% to $946.5 million, including a 4% same-store sales increase in residential and light-commercial products and a 30% decline in same-store sales to the manufactured housing market. Sales results also include a contribution of $25.9 million from the 52 acquired locations.

Cash flow from operations was $26.9 million for the third quarter and $39.1 million for the nine-months ended September 30, 2003. Long-term debt stands at $60.0 million, a 26% decline compared to a year ago. The Company’s debt-to-total capitalization ratio improved to 14% at quarter-end versus 20% a year ago. On October 1, 2003, the Company announced that its Board of Directors had doubled the Company’s regular quarterly cash dividend to 8 cents per share. The dividend is payable on October 31, 2003 to shareholders of record as of October 15, 2003.

“Our record third quarter results were achieved by performance in three key areas: sales growth, enhanced operating margins and lower borrowing costs,” stated Albert Nahmad, Watsco’s President and Chief Executive Officer. “We are pleased with the consistent record earnings growth and strong cash flow thus far in 2003 and expect these trends to continue for the remainder of the year.”

Watsco will be holding its investor conference call today, October 22, 2003 at 10:00 a.m. Eastern Time. Shareholders interested in participating may call (877) 391-0532. Internet users can listen to a live webcast of the conference call on the Investor Relations section of Watsco’s website at http://www.watsco.com.

Watsco, Inc. is the nation’s largest independent distributor of air conditioning, heating and refrigeration equipment and related products in the distribution segment of the HVAC/R industry, currently operating 324 locations serving customers in 31 states. Additional information about Watsco may be found on the Internet at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market and regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry and the seasonal nature of sales of Watsco’s products. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. More detailed information about those factors is contained in Watsco’s filings made from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter-Ended September 30,		Nine-Months Ended September 30,
	2003	2002	2003	2002
Revenue	$348,597	$326,286	$946,511	$914,271
Cost of sales	262,765	246,201	712,549	689,941

Gross profit	85,832	80,085	233,962	224,330
SG&A expenses	63,550	59,800	181,250	175,976

Operating profit	22,282	20,285	52,712	48,354
Interest expense, net	1,301	1,739	4,378	5,520

Income before income taxes	20,981	18,546	48,334	42,834
Income taxes	7,763	6,704	17,884	15,484

Net income	$13,218	$11,842	$30,450	$27,350

Basic earnings per share	$0.53	$0.47	$1.21	$1.06
Diluted earnings per share	$0.51	$0.45	$1.18	$1.02
Weighted average shares used to calculate:
Basic earnings per share	25,059	25,369	25,065	25,739
Diluted earnings per share	26,077	26,367	25,889	26,912

Segment Information:

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2003	2002	2003	2002
Revenue:
Distribution	$341,770	$317,337	$926,601	$888,966
Staffing	6,827	8,949	19,910	25,305

Total	$348,597	$326,286	$946,511	$914,271

Operating profit (loss):
Distribution	$26,053	$23,416	$63,625	$56,993
Staffing	(440)	(80)	(1,199)	(701)
Corporate	(3,331)	(3,051)	(9,714)	(7,938)

Total	$22,282	$20,285	$52,712	$48,354

Watsco, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2003 (unaudited)	December 31, 2002
Cash and cash equivalents	$16,413	$25,880
Accounts receivable, net	157,209	129,396
Inventories	207,468	176,407
Other current assets	8,527	13,878

Total current assets	389,617	345,561
Property and equipment, net	23,116	25,850
Other non-current assets	135,384	132,308

Total assets	$548,117	$503,719

Accounts payable and accrued liabilities	$127,826	$86,180
Current portion of long-term obligations	178	272

	128,004	86,452
Borrowings under revolving credit agreement	30,000	50,000
Long-term notes	30,000	30,000
Other long-term obligations	5,720	8,066

Total liabilities	193,724	174,518
Shareholders’ equity	354,393	329,201

Total liabilities and shareholders’ equity	$548,117	$503,719